Exhibit 5.1

Hogan Lovells US LLP 555 Thirteenth Street, N.W. Washington, D.C. 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

November 12, 2021

Board of Directors

Radius Global Infrastructure, Inc.

3 Bala Plaza East, Suite 502

Bala Cynwyd, Pennsylvania 19004

To the addressee referred to above:

We are acting as counsel to Radius Global Infrastructure, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed public offering by the Company of up to $1,000,000,000 in aggregate amount of one or more series of the following securities of the Company: (i) shares of Class A Common Stock, par value $0.0001 per share (the “Common Shares”); (ii) shares of preferred stock, no par value per share (the “Preferred Shares”); (iii) unsecured debt securities (the “Debt Securities”); (iv) guarantees relating to Debt Securities (the “Guarantees”); (v) warrants to purchase Common Shares, Preferred Shares, Debt Securities, Units (as defined below), or other securities of the Company (the “Warrants”); (vi) rights to purchase Common Shares, Preferred Shares, Debt Securities, Units, or other securities of the Company, (the “Rights”); and (vii) units representing any combination of one or more of the foregoing securities (the “Units,” and, together with the Common Shares, Preferred Shares, Debt Securities, Guarantees, Warrants, and Rights, the “Securities”), all of which may be sold from time to time and on a delayed or continuous basis, as set forth in the prospectus which forms a part of the Registration Statement, and as to be set forth in one or more supplements to the prospectus. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia. “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in: Alicante Amsterdam Baltimore Beijing Birmingham Boston Brussels Colorado Springs Denver Dubai Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston Johannesburg London Los Angeles Luxembourg Madrid Mexico City Miami Milan Minneapolis Monterrey Moscow Munich New York Northern Virginia Paris Perth Philadelphia Rome San Francisco São Paulo Shanghai Silicon Valley Singapore Sydney Tokyo Warsaw Washington, D.C. Associated Offices: Budapest Jakarta Riyadh Shanghai FTZ Ulaanbaatar. Business Service Centers: Johannesburg Louisville. Legal Services Center: Berlin. For more information see www.hoganlovells.com

Board of Directors Radius Global Infrastructure, Inc.	- 2 -	November 12, 2021

For purposes of this opinion letter, we have assumed that (i) the issuance, sale, amount and terms of any Securities of the Company to be offered from time to time will have been duly authorized and established by proper action of the board of directors of the Company or a duly authorized committee of such board (“Board Action”) consistent with the procedures and terms described in the Registration Statement and in accordance with the Company’s charter and bylaws and applicable Delaware corporate law, in a manner that does not violate any law, government or court-imposed order or restriction or agreement or instrument then binding on the Company or otherwise impair the legal or binding nature of the obligations represented by the applicable Securities; (ii) at the time of offer, issuance and sale of any Securities, the Registration Statement will have been declared effective under the Securities Act of 1933, as amended (the “Act”), and no stop order suspending its effectiveness will have been issued and remain in effect; (iii) prior to any issuance of Preferred Shares, appropriate certificates of designation will be accepted for record by the Secretary of State of the State of Delaware; (iv) any Debt Securities will be issued pursuant to an indenture for Debt Securities substantially in the form of such indenture filed as Exhibit 4.3 to the Registration Statement, with items shown in such exhibit as subject to completion completed in a satisfactory manner; (v) the indenture under which any Debt Securities are issued will be qualified under the Trust Indenture Act of 1939, as amended; (vi) any Guarantees will be issued under one or more guarantee agreements, each to be between the Company and each other party thereto; (vii) any Warrants will be issued under one or more warrant agreements, each to be between the Company and a financial institution identified therein as a warrant agent; (viii) any Rights will be issued under one or more rights agreements, each to be between the Company and the financial institution identified therein as a rights agent; (ix) any Units will be issued under one or more unit agreements, each to be between the Company and the financial institution identified therein as a unit agent; (x) if being sold by the issuer thereof, the Securities will be delivered against payment of valid consideration therefor and in accordance with the terms of the applicable Board Action authorizing such sale and any applicable underwriting agreement or purchase agreement and as contemplated by the Registration Statement and/or the applicable prospectus supplement; and (xi) the Company will remain a Delaware corporation.

To the extent that the obligations of the Company with respect to the Securities may be dependent upon such matters, we assume for purposes of this opinion that the other party under the indenture for any Debt Securities, under the guarantee agreement for any Guarantees, under the warrant agreement for any Warrants, under the rights agreement for any Rights, and under any unit agreement for any Units, namely, the trustee, each other party to such guarantee agreement, the warrant agent, the rights agent, or the unit agent, as applicable, is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that such other party is duly qualified to engage in the activities contemplated by such indenture, guarantee agreement, warrant agreement, rights agreement, or unit agreement, as applicable; that such indenture, guarantee agreement, warrant agreement, rights agreement, or unit agreement, as applicable, has been duly authorized, executed and delivered by the other party and constitutes the legal, valid and binding obligation of the other party enforceable against the other party in accordance with its terms; that such other party is in compliance with respect to performance of its obligations under such indenture, guarantee agreement, warrant agreement, rights agreement, or unit agreement, as applicable, with all applicable laws, rules and regulations; and that such other party has the requisite organizational and legal power and authority to perform its obligations under such indenture, guarantee agreement, warrant agreement, rights agreement, or unit agreement, as applicable.

Board of Directors Radius Global Infrastructure, Inc.	- 3 -	November 12, 2021

This opinion letter is based as to matters of law solely on the applicable provisions of the following, as currently in effect: (i) the Delaware General Corporation Law, as amended, and (ii) as to the opinions given in paragraphs (c), (d), (e), (f), and (g), the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level). We express no opinion herein as to any other statutes, rules or regulations (and in particular, we express no opinion as to any effect that such other statutes, rules or regulations may have on the opinions expressed herein).

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(a) The Common Shares (including any Common Shares duly issued upon the exchange or conversion of Debt Securities or Preferred Shares that are exchangeable for or convertible into Common Shares or upon the exercise of Warrants or Rights and receipt by the Company of any additional consideration payable upon such conversion, exchange, or exercise), upon due execution and delivery on behalf of the Company of certificates therefor, including global certificates, or the entry of the issuance thereof in the books and records of the Company, as the case may be, will be validly issued, fully paid and nonassessable.

(b) The Preferred Shares (including any Preferred Shares duly issued upon the exercise of Warrants or Rights and receipt by the Company of any additional consideration payable upon such exercise), upon due execution and delivery on behalf of the Company of certificates therefor, including global certificates, or the entry of the issuance thereof in the books and records of the Company, as the case may be, will be validly issued, fully paid and nonassessable.

(c) The Debt Securities (including any Debt Securities duly issued upon the exercise of Warrants or Rights), upon due execution and delivery of an indenture relating thereto on behalf of the Company and the trustee named therein, and upon authentication by such trustee and due execution and delivery on behalf of the Company in accordance with the indenture and any supplemental indenture relating thereto, will constitute valid and binding obligations of the Company.

(d) The Guarantees, upon due execution and delivery of a guarantee agreement relating thereto on behalf of the Company and each party thereto and upon due execution and delivery of the Guarantees on behalf of the Company, will constitute valid and binding obligations of the Company.

(e) The Warrants, upon due execution and delivery of a warrant agreement relating thereto on behalf of the Company and the warrant agent named therein and due authentication of the Warrants by such warrant agent, and upon due execution and delivery of the Warrants on behalf of the Company, will constitute valid and binding obligations of the Company.

(f) The Rights, upon due execution and delivery of a rights agreement relating thereto on behalf of the Company and the rights agent named therein and upon due execution and delivery of one or more certificates bearing such terms on behalf of the Company, will constitute valid and binding obligations of the Company.

(g) The Units, upon due execution and delivery of a unit agreement relating thereto on behalf of the Company and the unit agent named therein and upon due execution and delivery of one or more certificates bearing such terms on behalf of the Company, will constitute valid and binding obligations of the Company.

Board of Directors Radius Global Infrastructure, Inc.	- 4 -	November 12, 2021

The opinions expressed in Paragraphs (c), (d), (e), (f), and (g) above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Securities are considered in a proceeding in equity or at law).

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP